Exhibit 99.5

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
(IN THOUSANDS)

NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

PRODUCTS	2003	2002	2003	2002

COMMERCIAL LINES	$61,277	$66,457	$202,357	$147,723
SPECIALTY LINES	13,948	$7,398	45,941	30,551
PERSONAL LINES	4,180	$4,494	14,493	13,956

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$79,405	$78,349	$262,791	$192,230

Net Loss & Lae Reserves @ September 30, 2003	$474,028

Taxable Equivalent Yield @ September 30, 2003	5.0%

Portfolio Duration @ September 30, 2003	4.0 yrs

Book Value Per Common Share @ September 30, 2003	$23.71

Shares Repurchased During the Three Months Ended September 30, 2003	0